Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166535, 333-158668, 333-151382, 333-174092, 333-179566, 333-147202, 333-186923, 333-193750, and 333-191466 on Form S-8 of our reports dated March 11, 2014, relating to the consolidated financial statements and financial statement schedule of Inteliquent, Inc. (formerly known as Neutral Tandem, Inc. which report expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of the global data business) and subsidiaries, and the effectiveness of Inteliquent, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Inteliquent, Inc. for the year ended December 31, 2013.

DELOITTE & TOUCHE LLP

Chicago, Illinois

March 11, 2014